INVESTOR AND MEDIA CONTACT:
Melody Carey
Rx Communications Group, LLC
(917) 322-2571
Mcarey@RxIR.com

PDI, Inc.Announces New Multi-Year Win Valued At up to $150 Million and
Provides Outlook for 2012

PARSIPPANY, N.J., October 25, 2012 - PDI, Inc. (Nasdaq: PDII) today announced the signing of a new multi-year Sales Services contract with a Top 5 global pharmaceutical company to provide a dedicated sales team that will target primary care physicians, pediatricians and psychiatrists.The contract is expected to generate revenue to PDI of approximately $48 million in 2013 and up to $150 million over the life of the agreement.The FDA-approved product is expected to be marketed beginning early in the first quarter of 2013 after completion of certain non-FDA regulatory approvals and third party agreements. PDI expects to record less than $1 million of revenue from this contract in the fourth quarter of 2012. In addition to the Sales Services contract, PDI will be providing services to deliver HCP digital communications in support of the product through PDI's Group DCA division.

"This new major win affirms the value we provide to our customers,” said Nancy Lurker, Chief Executive Officer of PDI, Inc.“At PDI, we focus on providing customers with a high return on their investment in our outsourcing services and the strategic flexibility to make the most effective use of their resources.”

2012 Outlook:

As a part of PDI's ongoing focus on cost reduction, the company continues to streamline its operations.As a result, the company expects to record charges in the fourth quarter for severance of approximately $1.0 million and facilities realignment of approximately $1.1 million.

“Including the contract win we announced today, we have won more than $250 million of new contracts and renewals in 2012,” said Lurker. “Due to the timing of these wins and the execution timelines of these contracts we expect that only approximately $40 million will impact revenue in 2012 however,we expect to be entering 2013 with a strong backlog of business under contract.Factoring in this activity, we now estimate that total revenue for the full year of 2012 will be in the range of $127 - $130 million.

“As we previously stated, the gross margin on new Sales Services business in 2012 continues to trend lower than historical rates, including the $150 million win announced today. While on a total company basis we expect the gross margin percentage for the full year of 2012 to approximate 2011's level, we also anticipate that the company's overall gross margin percentage will decline in 2013 as new wins are executed and the competition for new assignments increases as fewer large new pharmaceutical products are approved in relation to those loosing patient exclusivity.We continue to be optimistic that outsourcing will continue to grow and become more the standard in the pharmaceutical industry. From an operating standpoint, excluding the severance and facilities charges previously referenced, we expect a small operating loss for the full year of 2012 and positive adjusted EBITDA in the range of 1% - 2% of revenue,” concluded Lurker.

About PDI, Inc.
PDI is a leading health care commercialization company providing superior insight-driven, integrated multi-channel message delivery to established and emerging health care companies. The company is dedicated to enhancing engagement with health care practitioners and optimizing commercial investments for its clients by providing strategic flexibility, full product commercialization services, innovative multi-channel promotional solutions, and sales and marketing expertise. For more information, please visit the company's website at http://www.pdi-inc.com.

Forward-Looking Statements
This press release contains forward-looking statements regarding future events and financial performance. These statements are based on current expectations and assumptions involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI's control. These statements also involve known and unknown risks, uncertainties and other factors that may cause PDI's actual results to be materially different from those expressed or implied by any forward-looking statement.

For example, with respect to statements regarding projections of future revenues, growth and profitability, actual results may differ materially from those set forth in this release based on the loss, early termination or significant reduction of any of our existing service contracts, the failure to meet performance goals in PDI's incentive-based arrangements with customers or the inability to secure additional business. Additionally, all forward-looking statements are subject to the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Annual Report on Form10-K for the year ended December 31, 2011, and PDI's subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Non-GAAP Financial Measures

PDI presents certain non-GAAP financial measures such as operating income excluding certain charges and Adjusted EBITDA on a forward-looking basis as part of its outlook for 2012. The company believes that these non-GAAP financial measures, when presented in conjunction with comparable GAAP financial measures, are useful to both management and investors in analyzing the company's future business and future operating performance. The company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the company's outlook results in the way that management views financial outlook.

Operating income excluding certain charges is a non-GAAP metric used by management to assess the future performance of the core operating business. Information to reconcile this measure to GAAP based operating income is contained in the release.

Adjusted EBITDA is a non-GAAP metric used by management to measure future cash flow of the core operating business and liquidity. Adjusted EBITDA is defined as operating income (loss), plus depreciation and amortization, non-cash stock-based compensation, and other non-cash expenses. The company estimates depreciation of approximately $2.0 million, non-cash stock compensation of $1.9 million and no other non-cash expenses for the full year of 2012.